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                                 EXHIBIT 10.47
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                         LICENSE AND SERVICE AGREEMENT

LICENSE AGREEMENT ("Agreement") made this 15 day of February, 2000, by and between MyWeb Inc.com., a Nevada corporation ("Licensor") of Block G, Unit
606, Phileo Demansara 1, No. 9 Jalan 16/11, Off Jalan Demansara, 46350
Petaling Jaya, Selangor, Malaysia and MyWeb Americas, Inc. of Rus do Rocio
220, Conjunto 132, Edificio Atrium 1, Vila Olimpia 04552-000, Sao Paulo, Brazil, a Delaware corporation ("Licensee").

                                    RECITALS

         A. Licensor has: (i) developed software for internet set-top boxes which permit users to access the Internet via television sets, and (ii) developed and operates internet portals (the "Online Service") in several countries;

         B. Licensee has been incorporated to develop and offer: (i) television Internet access in North, Central and South America; and (ii) develop and offer country-specific portals for users accessing the Internet via television sets (together, the "Business");

         C. Licensor desires to have its Licensed Technology (as defined in Section 5.1 below) commercialized in the Territory (as defined in Section 3 below) through the granting of an exclusive license, and Licensee desires to acquire an exclusive license to commercialize and otherwise use the Licensed Technology in the Territory, pursuant to terms and conditions of this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       RECITALS.

         The recitals to this Agreement are true and correct and hereby incorporated by reference into this Agreement.

2.       TERM.

         This Agreement and the license granted hereby shall, unless terminated in accordance with the terms of this Agreement, remain and continue in full force and effect for a period of five years from the date first above written (the "Term") and upon expiration of the Term, this Agreement and the license granted hereby shall automatically be renewed for successive three-year terms (each such new term, a "Renewal Term") unless either party has given to the other party at least ninety days prior written notice to expire on the end of the Term or any Renewal Term of their intention not to renew the Agreement.

3.       TERRITORY.

         This Agreement is for South America, Central America, Mexico and the Caribbean (the "Territory").









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4.       EXCLUSIVE LICENSE IN THE TERRITORY.

4.1 Subject to the payment of consideration as provided in Section 8 below, Licensor hereby grants to Licensee the [***] exclusive right and license to the Licensed Technology (as defined below) in the Territory. The exclusive license granted above shall include, but is not limited to, the right to use, reproduce, display, perform, transmit, distribute, market and promote the Licensed Technology within the Territory.

4.2 Licensor also hereby grants to Licensee the exclusive right to sublicense the Licensed Technology in the Territory to other parties ("Sub-licensees"). The Licensee shall be responsible for all acts and omissions of each Sub-licensee during the term of that Sub-licensee's sub-license as though they were by the Licensee. Any sub-licenses that are exclusive shall become non-exclusive if and when Licensee's right and license to the Licensed Technology becomes non-exclusive, except to the extent that Licensee may bind itself to an exclusive relationship with a Sub-licensee to the extent that it does not bind Licensor to an exclusive relationship when Licensee's right and license to the Licensed Technology is non-exclusive.

5.       LICENSED TECHNOLOGY.

5.1      For purposes of this Agreement, the Licensed Technology shall mean:

         (i) all software offered or sold by Licensor during the Term, or any Renewal Term (including its "Thunder" and "ThunderServe" software and the other software listed in Annex A hereto) in object format, including all modifications, improvements, enhancements, additions, derivative works, updates, releases and versions thereof (collectively, the "Software");

         (ii) Licensor's copyright and any other intellectual property rights related to its Online Service and the Software;

         (iii) Licensor's mark "MyWeb" and any other marks (including the marks listed in Annex B hereto) used in Licensor's business and/or in respect of the Software or the Licensor's Online Service (collectively, the "Marks");

         (iv) all copyrights, patent rights, trade secret rights, trademark rights, mask works rights and all other intellectual property in, incorporated or embodied in, used to develop, or related to any of the foregoing, including but not limited to any documentation, manuals, marketing and promotional materials (collectively "Intellectual Property"); and

         (v)      any documentation related to the foregoing.

5.2 Licensee acknowledges that title to and ownership of the Licensed Technology shall at all times remain with Licensor. Licensee further agrees not, during the Term, any Renewal Term or at any time after the expiry or termination of this Agreement, to decompile or reverse engineer any of the Software (as defined above) included in the Licensed Technology.

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6.       INTELLECTUAL PROPERTY

6.1 The Licensee shall not use (other than in relation to this Agreement) or seek to register outside the Territory without the written consent of the Licensor as a trade mark or domain name, "MyWeb" or any other mark which is identical to or confusingly similar with or incorporates any trade mark or trade name in which the Licensor claims rights anywhere in the world.

6.2 Licensee acknowledges that (i) the Intellectual Property including any goodwill associated therewith is owned solely and exclusively by Licensor (or its respective licensors) whether or not specifically recognised or perfected under the laws of the Territory; (ii) nothing contained under this Agreement shall give to Licensee or Sub-licensee(s) any right title or interest in the Intellectual Property other than that granted under this Agreement,
(iii) to the extent that new inventions, designs, processes, modifications, or improvements are made to the Licensed Technology by Licensor, they are subject to the terms of this Agreement, shall be promptly provided to Licensee hereunder and title shall remain with Licensor. The parties acknowledge that, to the extent that new inventions, designs, processes, modifications, or improvements are made to the Licensed Technology by the Licensee, title shall belong to Licensee and a royalty-free non-exclusive license shall be given to Licensor outside the Territory.

7.       CONFIDENTIALITY

7.1 The Licensee agrees to maintain in strict confidence any confidential information of the Licensor including but not limited to the Licensed Technology, obtained pursuant to this Agreement and prior to and in contemplation of it and all other information that it may acquire from the Licensor in the course of this Agreement, to respect the Licensor's (or its respective licensors') proprietary rights therein, to use the same exclusively for the purposes of this Agreement, and to disclose the same only to those of its employees and Sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is contemplated by this Agreement.

7.2 The foregoing obligations of Section 7.1 above shall not apply to information which:

         (i) prior to receipt thereof from the Licensor was in the possession of the Licensee and at its free disposal;

         (ii) is subsequently disclosed to the Licensee without any obligation of confidence by a third party who has not derived it directly or indirectly from the other;

         (iii) is or becomes generally available to the public through no act or default of the Licensee or its agents or employees.

7.3 The Licensee shall procure that all its employees and Sub-licensees pursuant to this Agreement (if any) who have access to any information of the other to which the obligations of this Section 7 apply shall be made aware of and subject to these obligations.

8.       CONSIDERATION.
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         Licensee shall issue to Licensor 3,405,405 shares ("Shares") of
Licensee's common stock, par value $.001 per share, which Shares shall represent 40% of the presently issued and outstanding capital stock of the Licensee, prior to any financing, including, without limitation, the financing contemplated by the Capital Increase Agreement, dated December 22, 1999, as amended, between Licensee and Southern Cross Latin American Private Equity
Fund, L.P. The Shares shall be issued to Licensor no later than February 18, 2000, and in connection with and as a requirement of such issuance, the parties hereto and the other shareholders of Licensee shall enter into the shareholders' agreement contemplated by the Capital Increase Agreement. If the Shares are not so issued by February 18, 2000, Licensor may terminate this Agreement upon written notice to Licensee, provided that such notice is received by the Licensee prior to February 29, 2000. The Shares shall be the only consideration required of the Licensee with respect to the subject matter of this Agreement.

9.       SERVICES.

9.1 Licensor shall provide the necessary technical support to Licensee in order to successfully develop and launch the Business in the Territory. Without limiting the generality of the foregoing, Licensor shall provide the following services at no additional cost to Licensee:

         (i) translate and fully adapt the Software to Spanish and Portuguese by no later than February 29, 2000;

         (ii) assist the Company to develop and launch a portal that is substantially the same as the Online Service in each of the countries in which Licensee operates or may operate in the Territory, including, without limitation, providing the Licensee with the site map, content, features, graphic user interface, back-end applications and other components of Licensor's Online Service;

         (iii) provide two dedicated engineers familiar with the Licensed Technology for a minimum period of 6 months from the date of this Agreement to support and provide in-person assistance to the Licensee at Licensee's principal place of business in Sao Paolo, Brazil, including assistance with all aspects of the Software and the development and launch by the Licensee of the online services; and

         (iv) promptly provide Licensee with all upgrades and enhancements to the Software.

         All Licensor personnel involved in providing services to Licensor hereunder (including the two dedicated engineers) shall sign a confidentiality agreement offering at least the same level of protection of Licensee's confidential information as Section 7 above provides Licensor's confidential information.

9.2 The parties acknowledge that the Licensor shall not be responsible for providing first-line support to Sub-licensees and End Users. Without limiting the generality of the foregoing, it is acknowledge that Licensor shall not have any obligation with respect to the following:

         (i)      establishing a help desk for Sub-licensees and End Users;
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         (ii)     creating and maintaining a localised web site to provide help and other useful information;

         (iii) creating and distributing localised user documentation and manuals; and

         (iv) distributing to Sub-licensees and End Users all upgrades and enhancements to the Software received by the Licensee during the term of this Agreement.

10.  LICENSOR'S REPRESENTATIONS.

         The Licensor represents that:

         (i) Licensor is the exclusive owner of all rights, title and interest in the Licensed Technology;

         (ii) Licensor has not assigned, transferred, licensed, pledged or otherwise encumbered any Licensed Technology in the Territory;

         (iii) Licensor has full power and authority to enter into this Agreement; and

         (iv) to the best of Licensor's knowledge, the Licensed Technology does not violate, infringe, or misappropriate any third party's rights.

11.      WARRANTY.

11.1 Licensor warrants to Licensee that when delivered, the Software shall perform substantially in accordance with its specification and accompanying documentation. This warranty shall apply for a period of [***] from the date of delivery ("Warranty Period"). In the event of any breach of this warranty during the Warranty Period, Licensor shall, at its own cost and expense, as Licensee's sole and exclusive remedy, use its best efforts to correct any problem(s) specifically identified by the Licensee or at its option replace the defective Software. The Licensor's warranty as provided above shall only apply provided that (i) the Software has been used at all times properly and in accordance with instructions of use; (ii) no alteration, modification or addition has been made to the Software by the Licensee.

11.2 EXCEPT AS EXPRESSLY PROVIDED IN SECTION 11.1 ABOVE, THERE ARE NO TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY CONDITIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

12.      INDEMNIFICATION.

12.1 Licensor hereby indemnifies Licensee and any Sub-licensee thereof against any claim, demand or action related to any breach of this Agreement by Licensor, and/or any allegation that any of Licensed Technology furnished under this Agreement infringes any patent, copyright, trademark, moral right, trade secret or other proprietary right.



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         Confidential Treatment and filed separately with the Commission.
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12.2     The Licensee undertakes that the Licensor shall be given prompt notice of any claim specified in 12.1 above that is made against the Licensee and the Licensor shall have the right to defend any such claims and make settlements thereof at its own discretion and the Licensee shall give such assistance as the Licensor may reasonably require to settle or oppose any such claims.

12.3 In addition to indemnifying the Licensee as provided above, in the event that any such infringement occurs or may occur, the Licensor may at its expense and in consultation with Licensee:

         (i) procure for the Licensee the right to continue using the Software or infringing part thereof;

         (ii) modify or amend the Software or infringing part thereof so that the same becomes non-infringing;

         (iii) replace the Software or infringing part thereof by other software of substantially similar capability; or

         (iv)     return the Shares to the Licensee.

12.4 Licensee hereby indemnifies Licensor against any claim, demand or action arising out of any breach of this Agreement by Licensee.

13.      RIGHT OF FIRST REFUSAL AND MOST FAVORED NATIONS.

         If Licensor offers the right to license the Licensed Technology to a person in any of the following states: Arizona, Florida, New Mexico, California, Texas or New York, then Licensor shall, prior to the making of such an offer, notify the Licensee in writing of the terms and conditions of such offer and then offer to Licensee the opportunity to accept such offer according to comparable terms and conditions. Additionally, if Licensor has agreed to license or agrees to license the Licensed Technology, directly or indirectly, pursuant to any agreement, understanding or arrangement (including orally) to any third party located anywhere in the world under any term, provision or condition which is more favorable to such third party than those set forth in this Agreement, Licensor shall give written notice thereof to Licensee and, at Licensee's election, this Agreement shall be deemed to have been modified so that Licensee shall receive such more favorable provision (retroactive to the date first provided to the third party).

14.      SOURCE CODE ESCROW ACCOUNT.

         All Source Code associated with the Licensed Technology shall be kept in escrow and updated on a regular basis, and will be updated and released to Licensee in the event of one of the following:

         (i)      liquidation of Licensor;

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         (ii)     filing of insolvency or bankruptcy by Licensor which is not dismissed within ninety (90) days;

         (iii) appointment of a trustee or receiver for Licensor which is not dismissed within ninety (90) days; or

         (iv)     Licensor's material breach resulting in termination.

15.      TERMINATION

         Either party may terminate this Agreement if the other party:

         (i) is in breach of any material term, condition or provision of this Agreement or required by the applicable law and fails to remedy such breach (if capable of remedy) within 30 days of having received written notice of such breach from the party wishing to terminate; or

         (ii) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the other party and the petition is not controverted within ten (10) days or is not dismissed within sixty (60) days, after the commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the other party or the other party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the other party or there is commenced against the other party any such proceeding which remains undismissed for a period of sixty (60) days, or the other party is adjudicated insolvent or bankrupt; or any relief of any order approving any such case or proceeding is entered; or the other party suffers the appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of sixty (60) days; or the other party makes a general assignment for the benefit of creditors, or any corporate action is taken by the other party for the purpose of effecting any of the foregoing.
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16.      CONSEQUENCES OF TERMINATION.

         Neither party may terminate this Agreement before the end of the Term or, in the event of a renewal pursuant with the term hereof, before the end of a Renewal Term, except as provided under Section 15 hereof. In the event of termination due to material breach by the Licensor, the exclusive right and license to the Licensed Technology (including updates) in the Territory shall remain in force until the end of the Term, and then become a perpetual royalty-free, fully paid, nonexclusive right and license. Otherwise, upon expiration of the Term or other termination of this Agreement, the exclusive right and license to the Licensed Technology in the Territory shall become a perpetual royalty-free, fully paid, nonexclusive right and license to the Licensed Technology (including updates) in the Territory. Licensor shall, upon termination of this Agreement, provide Licensee with any material, including source code, documentation, software, and instructions, necessary for Licensee to continue the Business.

17.      MISCELLANEOUS.

17.1     Assignment

         This Agreement shall not be assignable or transferable by a party hereto (other than to an affiliate of such party) without the prior written consent of the other party and any attempt to do so shall be void.

17.2     Force Majeure

         For the purpose of this Agreement, "Force Majeure" shall mean any event which is beyond the control of the parties and which is unforeseen, or if foreseen, unavoidable, and which prevents total or partial performance by a party. Such event shall include but are not limited to any strikes, lock-outs or other industrial action; civil commotion, riot, invasion, war threat or preparation for war, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other nature physical disaster; impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport; political interference with the normal operations of any party; and any other events that are accepted as force majeure in general international commercial practice. If an event of Force Majeure occurs, to the extent that the commercial obligations of the parties to this Agreement cannot be performed as a result of such event, performance of such contractual obligations shall be suspended during the period of delay caused by the Force Majeure and shall automatically be extended, without penalty and without constituting a breach of contract, for a period equal to such suspension. The party claiming Force Majeure shall promptly inform the other party in writing and shall furnish within 10 days thereafter sufficient evidence of the occurrence and duration of such Force Majeure. The party claiming Force Majeure shall also use all reasonable endeavours to terminate the Force Majeure. In the event of Force Majeure, the parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimise the consequences of such Force Majeure.
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17.3     Notice

         All notices, reports, approvals, consents or other communications required, desired or permitted to be given under this Agreement shall be in writing and shall be deemed "given" (a) upon personal delivery to the party to be notified, (b) upon deposit with the official governmental postal service, and addressed to the recipient at the address set forth below, postage prepaid, return receipt requested, or (c) upon transmission via facsimile to the recipient at the facsimile number set forth below during the business hours at the location of the recipient, subject to a confirmed answerback at the end of the transmission and dispatch. Any notice given in any other manner shall be deemed "given" only when actually received.

         Licensor:

                           Attn:

                           Facsimile No.:

         Licensee:

                           Attn: Fernando Mendez

                           Facsimile No.: 55-11-8280295

17.4     Waivers

         No failure to exercise, and no delay in exercising, on the part of either party, any privilege, power or right hereunder will operate as a waiver thereof. No single or partial exercise of any right or power hereunder will preclude further exercise of any other right or power hereunder. Any waivers shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

17.5     Amendment

         This Agreement cannot be changed or terminated orally. Any amendments shall be effective only if made in writing and signed by a representative of the respective parties authorized to bind the parties.

17.6     Enforceability

         If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be uneforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
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17.7     Governing Law

         This Agreement shall be deemed to have been made in, and shall be governed and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule that would cause the laws of any jurisdiction other than the State of New York to be applied. In furtherance of the foregoing, the internal law of the State of New York will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

17.8     Entire Agreement

         Both parties agree that this Agreement is the complete and exclusive statement of the mutual understanding of the parties and supersedes and cancels all previous written and oral agreements and communications relating to the subject matter of this Agreement, including but not limited to that certain letter agreement, dated November 1, 1999 between the parties.

17.9     Arbitration/Forum

         In the event of any dispute, claim, question, or disagreement arising from or relating to this agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other and, recognizing their mutual interests, attempt to reach a final solution satisfactory to both parties. If they do not reach such solution within a period of 60 days, then, upon notice by either party to the other any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance or termination, shall be finally resolved by arbitration. The arbitration shall be conducted by one (1) arbitrator appointed jointly by Licensor and Licensee or, if they cannot agree, by the President of the American Arbitration Association ("AAA"). The arbitration shall be conducted in English in accordance with the commercial arbitration rules of the AAA. The arbitration, including the rendering of the award, shall take place in New York, New York and shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrator shall be final and binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of reasonable attorney's fees to the prevailing party) shall be allocated as determined by the arbitrator. The decision of the arbitrator may be entered by any court of competent jurisdiction.

17.10    Consent

         Without limiting the rights granted hereunder, Licensor irrevocably consents to Licensee's perpetual use of the MyWeb name for its business, wherever located, including the use of such name in connection with listing securities on any securities exchange, over-the-counter market or the like.
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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


SIGNED by              )   /s/
for and on behalf of   )  ----------------------------
MyWeb Americas, Inc.   )   /s/
in the presence of:-   )  ----------------------------
                       )   /s/
                       )  ----------------------------
                       )   /s/
                       )  ----------------------------
                       )   /s/
                       )  ----------------------------



SIGNED by              )   /s/
for and on behalf of   )  ----------------------------
MyWeb Inc.com          )   /s/
in the presence of:-   )  ----------------------------
                       )